UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 25, 2010

MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13735
(Commission File Number)

Delaware	36-3252484
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

501 West North Avenue
Melrose Park, Illinois 60160

(Address of Principal Executive Offices)

(708) 865-1053
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.—Entry into a Material Definitive Agreement.

On February 25, 2010, Midwest Banc Holdings, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with the United States Department of the Treasury (“U.S. Treasury”) pursuant to which the U.S. Treasury agreed to exchange all shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series T it owns, having an aggregate approximate liquidation preference of $84.8 million, plus approximately $4.5 million in unpaid dividends on such preferred stock, for a new series of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “New Preferred Stock”) with a like liquidation preference (the “Exchange”).  The New Preferred Stock will have the same dividend rate as the Series T preferred stock, namely a dividend rate of 5% per annum from the issue date to February 15, 2014 and 9% per annum thereafter.

Each share of New Preferred Stock will be convertible into approximately 528 shares of common stock of the Company, subject to any required anti-dilution adjustments.  If the U.S. Treasury were to convert all of the approximately $89.3 million in liquidation preference of the New Preferred Stock, the Company would be required to issue approximately 47.1 million shares of its common stock, subject to any required anti-dilution adjustments.

Under the terms of the Exchange Agreement, the U.S. Treasury has the authority to convert the New Preferred Stock into the Company’s common stock at any time.  In addition, the Company can compel a conversion of the New Preferred Stock into common stock, subject to the following conditions:

(i)	the Company receives appropriate approvals from the Federal Reserve;

(ii)
approximately $78.8 million principal amount of the Company’s senior and subordinated debt shall have been previously converted into common stock on terms acceptable to the U.S. Treasury in its sole discretion;

(iii)	the Company shall have completed a new cash equity raise of not less than $125 million on terms acceptable to the U.S. Treasury in its sole discretion; and

(iv)	the Company has made the anti-dilution adjustments to the New Preferred Stock, if any, as required by the terms thereof.

Unless earlier converted, the New Preferred Stock will convert automatically into shares of the Company’s common stock on the seventh anniversary of the issuance of the New Preferred Stock.  As part of the terms of the Exchange, the Company also agreed to amend and restate the terms of the U.S. Treasury’s warrant, dated December 5, 2008, to purchase 4,282,020 shares of common stock, in order to adjust the conversion price to be consistent with the conversion price applicable to the New Preferred Stock.  The Exchange remains subject to certain customary closing conditions.

The foregoing summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement attached hereto as Exhibit 2.1 and incorporated herein.  The Exchange Agreement has been included to provide the agreed-upon terms of the transactions described in this Form 8-K.  Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, this agreement is not intended to be a source of factual, business or operational information about the parties.  The representations, warranties and covenants contained in the Exchange Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures exchanged between the parties in connection with the transactions contemplated by such agreement.  Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Item 3.02.  Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated into this item by reference.  The Company proposes to issue the New Preferred Stock and the amended warrant pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 3.03.  Material Modification to Rights of Security Holders.

As described in Item 1.01 above, the transactions contemplated by the Exchange Agreement will result in the issuance of the New Preferred Stock, which will be a class of convertible preferred stock senior to the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) and the remaining outstanding Depositary Shares that represent fractional interests in the Series A Preferred Stock.  The New Preferred Stock will be senior to the Series A Preferred Stock and the Company’s common stock with respect to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up and dissolution.

As described in Item 5.07 below, the Company’s common stockholders approved amendments to the Company’s Certificate of Incorporation that will, when effected by the Company, modify the rights of the holders of the Company’s remaining outstanding Depositary Shares.  These amendments were previously approved by the holders of Depositary Shares.  The general effects of such amendments are disclosed under the sections captioned “Dividend Blocker Amendment” and “Director Amendment” in the Company’s proxy statement for the special meeting of the holders of Series A Preferred Stock held on January 21, 2010.  The information in Item 5.07 with respect to approval by the Company’s common stockholders of amendments to the Company’s Certificate of Incorporation to modify the rights of the holders of the Company’s Series A Preferred Stock is incorporated into this item by reference.

Item 5.01.  Changes in Control of Registrant.

The information set forth in Item 1.01 above is incorporated into this item by reference.  Any conversion of all or a significant number of shares of New Preferred Stock as described in Item 1.01 above would result in the U.S. Treasury becoming the owner of a substantial number of shares of the Company’s common stock.

Item 5.07.  Submission of Matters to Vote of Security Holders.

At a special meeting of the holders of the Company’s common stock held on March 2, 2010, the Company’s stockholders approved by the requisite number of votes all proposals to amend the Company’s Certificate of Incorporation as well as the issuance of shares of common stock to the U.S. Treasury upon any conversion of the New Preferred Stock.  The proposals approved were as follows:

•	amending the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of Midwest from 64 million to four billion shares (“Authorized Share Increase”);

•
amending the Company’s Certificate of Incorporation to (i) effect a reverse stock split of the Company’s common stock at any time prior to December 31, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (“Reverse Stock Split”);

•
amending the Company’s Certificate of Incorporation to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate of Incorporation (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (“Preferred Stock Change”);

•	eliminating the requirements contained in the certificate of designation of the Series A Preferred Stock that:

•
full dividends on all outstanding shares of the Series A Preferred Stock must have been declared and paid or declared and set aside for the then current dividend period before the Company may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to the Company’s common stock or any other securities junior to the Series A Preferred Stock;

•
if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

•
a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Series A Preferred Stock if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

•
no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the “Dividend Blocker Amendment”);

•
eliminating the requirement contained in the certificate of designation of the Series A Preferred Stock that holders of Series A Preferred Stock have a right to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the “Director Amendment”); and

•	the issuance of shares of common stock of the Company upon any conversion of the New Preferred Stock by the U.S. Treasury into shares of common stock (“Common Stock Issuance”).

The results of the voting on the foregoing proposals were as follows:

Proposal	For	Against	Abstain	Broker Non-Votes
Authorized Share Increase	31,008,000	2,965,524	79,295	—
Reverse Stock Split	31,240,218	2,707,950	104,652	—

Preferred Stock Change	23,557,424	2,819,187	84,203	7,592,006
Dividend Blocker Amendment	24,774,364	1,540,665	145,784	7,592,006
Director Amendment	24,700,694	1,651,638	108,482	7,592,006
Common Stock Issuance	24,324,157	2,057,675	78,982	7,592,006

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit

2.1	Exchange Agreement, dated as of February 25, 2010, by and between Midwest Banc Holdings, Inc. and the United States Department of the Treasury

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.

Date: March 2, 2010	By:	/s/JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

2.1	Exchange Agreement, dated as of February 25, 2010, by and between Midwest Banc Holdings, Inc. and the United States Department of the Treasury